EXHIBIT 11

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                              QuesTech, Inc.

               COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)


                                                Three Months Ended March 31
                                                     1996          1995

Net earnings .................................    $  110,700   $   98,900

Primary earnings:

  Shares
    Weighted average number of
      common shares outstanding ..............     1,536,461    1,568,000
    Common stock equivalents .................       158,387      100,608
    SECT shares, weighted ....................      <178,141>    <221,792>

    Weighted average number of
      common shares outstanding as adjusted ..     1,516,707    1,446,816

Primary earnings per share ...................          $.07         $.07

Fully Diluted earnings:

  Shares
    Weighted average number of
      common shares outstanding ..............     1,536,461    1,568,000
    Common stock equivalents .................       158,188      100,608
    SECT shares, weighted ....................      <178,141>    <221,792>

    Weighted average number of
      common shares outstanding as adjusted ..     1,516,508    1,446,816

Fully diluted earnings per share .............          $.07         $.07
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